Exhibit 99.1

NEWS RELEASE
Contacts: Janet Yang, Finance Manager investorrelations@wtoffshore.com 713-297-8024 Danny Gibbons, SVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T OFFSHORE ANNOUNCES PERMIAN BASIN ACQUISITION

HOUSTON — April 26, 2011 — W&T Offshore, Inc. (NYSE: WTI) today announced that it has entered into a purchase and sale agreement with private sellers to acquire approximately 21,900 gross leasehold acres (21,500 net acres) in the West Texas Permian Basin for a purchase price of $366 million, subject to adjustments and an effective date of January 1, 2011. The reserves are over 91% oil and natural gas liquids. At January 1, 2011, estimates of proved reserves to be acquired are approximately 27 million barrel equivalents (164 Bcfe); and, estimates of proved and probable reserves to be acquired are approximately 53 million barrel equivalents (318 Bcfe) (both using a 6 to 1 Mcf to barrel equivalency). The current wells produce around 2,800 barrel equivalents per day. Since the effective date of the proposed acquisition, production has increased from about 1,900 barrel equivalents. The sellers have three active rigs drilling in the field and ongoing completions are being made on the new wells. We expect to keep at least three rigs working in the field throughout the remainder of 2011. Accordingly, we would expect daily production to increase.

There is significant upside potential in the acquisition with hundreds of proved undeveloped and probable well locations. Capital expenditures associated with planned development activities for these properties for the rest of 2011 are currently estimated at $35 to $40 million. The closing, which is subject to customary closing conditions and normal closing price adjustments, including effective date adjustments, is anticipated in the second quarter and will be funded from cash on hand and borrowings under our revolving bank credit facility.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “The acquisition of the Permian Basin oil properties will allow us to continue with our goals of a steadier growth pattern coupled with good cash flow and positive full cycle economics. We believe that there are many more attractive acquisition opportunities for us both onshore and offshore.”

Conference Call Information: W&T will hold a conference call to discuss the acquisition and the first quarter financial and operational results (covered by separate press release) on Tuesday April 26, 2011 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate, dial (480) 629-9722 ten minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until May 3, 2011, and may be accessed by calling (303) 590-3030 and using the pass code 4434719#.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisitions, exploitation and exploration and holds working interests in approximately 68 fields in federal waters, state waters and onshore. A majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and other public filings (www.sec.gov).